EXECUTION COPY


             AMENDMENT NO. 2 TO RIGHTS AGREEMENT


          This Amendment No. 2 to Rights Agreement (this "Amendment") is entered into as of November 2, 1999 by and between Cincinnati Bell Inc., an Ohio corporation (the "Company"), and The Fifth Third Bank, a Delaware corporation (the "Rights Agent"), amending the Rights Agreement, dated as of April 29, 1997, as amended, between the Company and the Rights Agent (the "Rights Agreement").

          WHEREAS the Company has duly authorized the execution and delivery of this Amendment, and all things necessary to make this Amendment a valid agreement of the Company have been done; and

          WHEREAS this Amendment is entered into pursuant to
Section 27 of the Rights Agreement.


          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Defined Terms. Terms defined in the Rights
Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

          2. Amendments to the Rights Agreement. (a) The second paragraph of the Rights Agreement is amended by (i) deleting such paragraph in its entirety and (ii) substituting the following paragraph therefor:

          "The Board of Directors of the Corporation has authorized and effected an adjustment to each preferred share purchase right (as adjusted as provided herein, a "Right") that was issued as a dividend on each Common Share (as hereinafter defined) of the Corporation outstanding at the Close of Business (as hereinafter defined) on May 2, 1997 (the "Record Date") and on each Common Share of the Corporation that became outstanding thereafter, so that, from and after November 2, 1999, each such Right shall represent the right to purchase one one-thousandth (1/1000) of a Series A Preferred Share, without par value, of the Corporation having the rights and preferences set forth in the Form of Certificate of Amendment to the Amended Articles of Incorporation of Cincinnati Bell Inc. attached hereto as Exhibit A, upon the terms and subject to the conditions herein set forth, and has further authorized the issuance of one Right (as so adjusted) with respect to each Common Share of the Corporation that shall become outstanding between


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November 2, 1999 and the earliest of the Distribution Date, the Expiration Date and the Final Expiration Date (as such terms are hereinafter defined), except as otherwise shall be provided herein."

          (b) The Rights Agreement is further amended so that
(i) all references to "one one-hundredth of a Preferred
Share" are deleted and (ii) the words "one one-thousandth of a Preferred Share" are substituted therefor.

          3. Effectiveness. This Amendment shall be deemed effective as of November 2, 1999, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                       CINCINNATI BELL INC.,

/s/ Christopher J. Wilson    by     /s/ Thomas E. Taylor
--------------------------      -----------------------------
Christoper J. Wilson            Thomas E. Taylor
Corporate Counsel               General Counsel and
                                Secretary


Attest:                       THE FIFTH THIRD BANK,

/s/ Tanya Perry               by    /s/ Dana S. Hushak
--------------------------       -----------------------------
Tanya Perry                      Dana S. Hushak
Account Administrator            Vice President and
                                 Trust Officer